Exhibit 99.2

SETTLEMENT AND RELEASE AGREEMENT

This SETTLEMENT AND RELEASE AGREEMENT (the “Agreement”) is dated May 2, 2016, by and between ADAMA TECHNOLOGIES CORPORATION, Inc. (“ADAC”) and ASHER ENTERPRISES, INC. (“ASHER)” (collectively the “Parties”).

WHEREAS, ADAC and ASHER have entered into two convertible promissory notes dated November 15, 2011 and April 17, 2012 (collectively the “Notes”);

WHEREAS, ASHER has not converted any portion of the Notes, and the full balance plus interest remains on the Notes;

WHEREAS, neither ASHER, nor its equity holders, officers, or directors own any stock in ADAC.

RESOLVED, that the Parties agree that in full satisfaction of any and all debt owed to ASHER by ADAC, including the outstanding balance and interest under the Notes, ADAC shall wire fifty thousand dollars ($50,000.00) to ASHER (wiring instructions attached hereto as “Exhibit A”) no later than May 10, 2016 4:00 PM (EDT) (the “Closing Date”);

RESOLVED, the Parties agree that ASHER shall not issue any debt conversions prior to the Closing Date;

RESOLVED, Immediately upon the delivery of the wire on the Closing Date the Parties hereby remise, release, acquit and forever discharge each other and any and all of their respective direct or indirect affiliates, subsidiaries, agents, transferees, employees, legal counsel, officers, directors, managers, of and from any and all federal, state, local, foreign and any other jurisdiction’s statutory or common law claims (including claims for contribution and indemnification), causes of action, complaints, actions, suits, defenses, debts, sums of money, accounts, covenants, controversies, agreements, promises, losses, damages, orders, judgments and demands of any nature whatsoever, in law or equity, known or unknown, of any kind, including, but not limited to, claims or other legal forms of action or from any other conduct, act, omission or failure to act, whether negligent, intentional, with or without malice, that the Parties now have, may have, may claim to have, or may hereafter have or claim to have, against each other, from the beginning of time up to and including the date upon which the delivery of the wire to ASHER. Nothing in the foregoing release shall release any claim to enforce this Agreement.

IN WITNESS WHEREOF, the undersigned Buyer and the Company have caused this Agreement to be duly executed as of the date first above written.

ADAMA TECHNOLOGIES CORPORATION

By:	/s/ JOHN GRIFFIN

JOHN GRIFFIN
Chief Executive Officer

ASHER ENTERPRISES, INC.

By:	/s/ Curt Kramer

Name: Curt Kramer

Title: President

111 Great Neck Road – Suite 216

Great Neck, NY 11021